Exhibit 99.1

INNKEEPERS USA TRUST SEEKS FINANCIAL RESTRUCTURING

•	Commitment from a major secured lender to support chapter 11 plan

•	Operations to continue without interruption

•	Commitments for debtor-in-possession financing to fund hotel enhancements

PALM BEACH, FL, July 19, 2010 —Innkeepers USA Trust (OTC: INKPP) (“Innkeepers” or the “Company”), a real estate investment trust and a leading owner of upscale extended-stay hotel properties throughout the United States, today announced that it has reached various agreements with certain of its key constituents regarding a comprehensive financial restructuring to be effectuated through a pre-arranged plan of reorganization under chapter 11 of the United States Bankruptcy Code.

Collectively, the agreements provide for a significant deleveraging of Innkeepers’ balance sheet, and allow Innkeepers to maintain its valuable portfolio of hotel properties. Among other things, these agreements contemplate Lehman ALI Inc., one of Innkeepers’ largest prepetition secured lenders, converting its secured claims to substantially all of the equity in the reorganized company. In addition, Marriott International, Inc., one of Innkeepers’ significant franchisors, has agreed on the treatment of its franchise agreements, subject to Innkeepers’ ability to perform enhancement projects on certain of its hotels. Innkeepers has secured commitments for two debtor-in-possession (DIP) credit facilities totaling approximately $67 million, which Innkeepers will invest in the improvement of its hotel portfolio.

“Our company is entering into this last phase of its ongoing restructuring process in order to return to a position of financial and operational strength,” said Marc Beilinson, the Company’s Chief Restructuring Officer. “We are generating positive operational cash flows and, along with our two DIP financing agreements, we have the resources to meet our ongoing financial needs. We and our third party managers will continue to operate our hotels and serve our guests in the ordinary course,” said Beilinson.

Innkeepers has sought court relief designed to ensure a seamless transition into chapter 11 that will allow it to continue to manage its business and its commercial relationships in the ordinary course. As a result of these arrangements, Innkeepers expects to emerge from its court-supervised restructuring in short order. The Company is encouraged by its lenders’ participation in the process; this will create an opportunity to work with all of its constituents to address its debt issues and internally reorganize its business on an expedited timeframe. Bryan Marsal, CEO of Lehman Brothers Holdings Inc. and co-founder of global professional services and restructuring firm Alvarez & Marsal stated, “We are delighted to have reached an agreement that balances the needs of all parties. We look forward to actively working with Innkeepers to help it complete a successful restructuring and emerge from chapter 11.”

“A sustainable, long-term capital structure and improved hotel properties will pave the way to success in the upscale extended-stay hotel market and in the other segments of the hotel business in which its properties compete,” said Beilinson. “We are confident we will emerge from this process as a stronger, more competitive business with a rationalized financial structure and clearly enhanced fundamentals.”

The chapter 11 cases are pending in the United States Bankruptcy Court for the Southern District of New York. For access to court documents and other general information about the chapter 11 cases, please visit www.omnimgt.com/innkeepers.

About Innkeepers USA Trust

Innkeepers USA Trust is a real estate investment trust and a leading owner of upscale and extended-stay hotel properties throughout the United States. The company currently owns interests in 72 hotels with approximately 10,000 rooms in 19 states and the District of Columbia.

Forward Looking Statements:

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the impact of our bankruptcy filing, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness and interest rates, hotel and credit market conditions. The Company disclaims any obligation to update any forward-looking statements.

Media Contacts

For Innkeepers:

Michelle Campbell

AP Services, LLC

310-871-8436

For Lehman Brothers Holdings Inc.:

Kimberly Macleod

kmacleod@lehmanholdings.com

646-285-9215